Exhibit 99.1

RE/MAX HOLDINGS ANNOUNCES CEO TRANSITION

Denver, Colorado, December 11, 2014 - RE/MAX Holdings, Inc. (the “Company” or “RE/MAX”) (NYSE: RMAX), today announced that Margaret Kelly has decided to retire from her position as Chief Executive Officer (CEO) and resign from the Board of Directors. The RE/MAX Board of Directors elected Dave Liniger, Chairman of the Board and Co-Founder, to the position of CEO. The changes are effective December 31, 2014.

“I’m grateful to have had the opportunity to be a part of the RE/MAX team over the last 28 years and honored to have led the company for the last nine years,” said Ms. Kelly. “RE/MAX has grown into one of the largest real estate franchise networks in the world due to the perseverance and commitment of our brokers and agents, who are passionate about helping their clients achieve their real estate goals. I’m proud of our many accomplishments and I’m confident that Dave and the RE/MAX team will continue to grow our network, our business and our brand into the future.”

Mr. Liniger said, “We owe Margaret our deepest gratitude for the contributions she has made over the last three decades. Her leadership during her tenure as CEO allowed us to emerge from the recent financial crisis as a stronger company and led us through an initial public offering. Due to Margaret’s management, our business is performing exceptionally well and we’re positioned to take advantage of the opportunities that lie ahead.”

The Company also announced that the Board of Directors elected Karri Callahan as acting Chief Financial Officer, effective December 31, 2014; Ms. Kelly had been the acting Chief Financial Officer. As previously announced, Dave Metzger, the Company’s Chief Financial Officer, is on a temporary leave of absence due to the illness of a family member.

Richard Covey, Lead Director of the Board of Directors, said, “The Board would like to thank Margaret for her years of dedication, which helped make RE/MAX the industry leader it is today. Dave has a keen understanding of our markets and a proven record of growing our company profitably. The Board has the utmost confidence that he and the management team will continue our strong momentum and execution of our strategic plan without interruption. The continuity we have in this transition allows RE/MAX to proceed on its current path of profitable and sustainable growth.”

RE/MAX Holdings, Inc.	1 of 3

# # #

About the RE/MAX Network

RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 97,000 agents provide RE/MAX a global reach of more than 95 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world’s leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company’s outlook for the fourth quarter and full fiscal year, expectations regarding agent count and Adjusted EBITDA margins for its full fiscal year, the Company’s belief that business fundamentals remain strong, as well as other statements regarding the Company’s strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company’s ability to attract and retain quality franchisees, (4) the Company’s franchisees’ ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company’s business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, as well as those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

RE/MAX Holdings, Inc.	Page 2 of 3

Investor Contact:	Media Contact:
Peter Crowe	Shaun White
(303) 796-3815	(303) 796-3405
pcrowe@remax.com	shaunwhite@remax.com

RE/MAX Holdings, Inc.	Page 3 of 3